Atna Reports High-Grade Drill Results at Pinson Mine Project, Nevada

Vancouver, B.C. (November 22, 2004) Atna Resources Ltd. (TSX:ATN) is pleased to report that initial results from its drilling program at the Pinson Gold Project in Nevada confirm the continuity of high-grade gold mineralization between previous drill intercepts in the mineralized envelope around both the CX and Range Front zones. Gold mineralization was encountered in every drill hole submitted for assay with high-grade gold values in nearly all holes. Significant drill intercepts from completed holes in the current program include the following:

RANGE FRONT ZONE

	Drill Hole: RF-202		Depth: 778.5'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
679.0	690.0	11.0 (3.4 m)	0.62 (19.22 g/t)

704.0	719.0	15.0 (4.6 m)	0.39 (12.20 g/t)

754.0	755.0	1.0 (0.3 m)	0.44 (13.72 g/t)

	Drill Hole: RF-205		Depth: 674'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
549.5	554.0	4.5 (1.4 m)	0.24 (7.36 g/t)

580.0	583.6	3.6 (1.1 m)	0.28 (8.58 g/t)

	Drill Hole: RF-207		Depth: 635'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
220.0	230.0	10.0 (3.1 m)	0.31 (9.63 g/t)

515.0	525.0	10.0 (3.1 m)	0.62 (19.34 g/t)

(incl) 515.0	520.0	5.0 (1.5 m)	0.94 (29.30 g/t)

	Drill Hole: RF-208		Depth: 1090'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
230.0	245.0	15.0 (4.6 m)	0.39 (12.04 g/t)

615.0	625.0	10.0 (3.0 m)	0.21 (6.50 g/t)

	Drill Hole: RF-209		Depth: 676'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
599.2	676.0	76.8 (23.4 m)	0.45 (13.95 g/t)

(incl) 633.5	676.0	42.5 (13.0 m)	0.67 (20.8 g/t)

Note: RF209 was abandoned due to drilling problems while still in high-grade mineralization. Gold values in RF209 are relatively uniformly distributed through the intersection, as illustrated in the following detail for the assay intervals from 633.5 ft. to 676 ft:

	Drill Hole: RF-209		Depth: 676'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
633.5	638.0	4.5 (1.4 m)	0.35 (10.93 g/t)

638.0	641.0	3.0 (0.9 m)	0.30 (9.39 g/t)

641.0	644.0	3.0 (0.9 m)	0.38 (11.72 g/t)

644.0	646.0	2.0 (0.6 m)	0.57 (17.71 g/t)

646.0	651.0	5.0 (1.5 m)	0.67 (20.97 g/t)

651.0	656.0	5.0 (1.5 m)	1.03 (31.99 g/t)

656.0	661.0	5.0 (1.5 m)	0.69 (21.52 g/t)

661.0	666.0	5.0 (1.5 m)	0.70 (21.90 g/t)

666.0	671.0	5.0 (1.5 m)	0.98 (30.35 g/t)

671.0	675.0	4.0 (1.2 m)	0.77 (24.05 g/t)

675.0	676.0	1.0 (0.3 m)	0.40 (12.44 g/t)

CX FAULT ZONE

	Drill Hole: CX-204		Depth: 980'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
664	671.5	7.5 (2.3 m)	0.46 (14.43 g/t)

717.0	732.5	15.5 (4.7 m)	0.25 (7.82 g/t)

(incl) 726.5	732.5	6.0 (1.8 m)	0.45 (14.03 g/t)

890.0	904.5	14.5 (4.4 m)	0.37 (11.43 g/t)

(incl) 897.0	904.5	7.5 (2.3 m)	0.56 (17.36 g/t)

	Drill Hole: CX-206		Depth: 222'
From (ft)	To (ft)	Length (ft)	Au (oz/ton)
80.7	104.5	23.8 (7.3 m)	0.32 (9.96 g/t)

(incl) 80.7	90.1	9.4 (2.9 m)	0.55 (17.04 g/t)

(incl) 96.5	104.5	8.0 (2.4 m)	0.28 (8.74 g/t)

Atna has completed approximately half of the 29 drill holes/30,000 feet of drilling planned in the current program. Drilling consists of Reverse Circulation pre-collars followed by core tails through the mineralized interval. It is anticipated that a resource calculation consistent with NI43-101 standards will be carried out at the end of the drill program and will be ready early in the first quarter of 2005.

Drill samples are prepared and assayed by BSI Inspectorate Laboratories, an ISO certified laboratory, in Reno, Nevada. All gold analyses were done by standard fire assay with appropriate replicate and analytical standards to ensure high quality assurance and control.

This press release was prepared under the supervision and review of William Stanley, V.P. Exploration of Atna, a Licensed Geologist, and Qualified Person with the ability and authority to verify the authenticity and validity of information contained within this news release.

For further information contact:
ATNA RESOURCES LTD.
Deanna McDonald, Geologist & Corporate Communications Manager
Tel: (604) 684-2285; Fax: (604) 684-8887; E-mail: dmcdonald@atna.com http://www.atna.com